Exhibit 99.1

NEWS ANNOUNCEMENT	For Immediate Release

For more information contact:
Omar Choucair	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
DG Systems, Inc.	212/835-8500
972/581-2000	dgit@jcir.com

DG SYSTEMS REPORTS 2005 FOURTH QUARTER FINANCIAL RESULTS

- Records Quarterly Sequential Gains in Revenue, Operating Income and
EBITDA and 3% Sequential Decline in Operating Expenses -

Dallas, TX – February 17, 2006 – Digital Generation Systems, Inc. (‘DG Systems’), (NASDAQ: DGIT), the leading provider of digital media advertising services to the advertising and broadcast industries, today reported financial results for the fourth quarter ended December 31, 2005.

Fourth Quarter Highlights

•                  Revenue of $14.4 million compared to $13.1 million in the 2005 third quarter and $18.5 million in the comparable period of 2004. The 2004 fourth quarter revenues of $18.5 million benefited from approximately $1.5 million of political advertising delivery.

•                  Operating expenses declined to $11.7 million compared to $12.1 million in the 2005 third quarter and $13.6 million in the comparable period of 2004.  This expense reduction resulted from the integration of acquired entities through headcount reductions, office consolidations and eliminating duplicative functions.

•                  Generated $2.7 million in EBITDA (earnings before interest, taxes, impairment, restructuring, depreciation and amortization) compared to $1.0 million in the 2005 third quarter and $4.8 million in the comparable period of 2004.

•                  Completed an upgrade and expansion of its satellite network, providing significantly expanded capacity to customers and resulting in approximately 20% lower annual satellite transmission costs or approximately $300,000 in annual savings.

•                  Entered into definitive merger agreement with privately-held FastChannel Network, Inc., a growing provider of digital media distribution and intelligence services to the advertising and broadcast industries.

-more-

Commenting on the results, Scott K. Ginsburg, Chairman and Chief Executive Officer of DG Systems, stated, “During the fourth quarter we executed on our previously announced growth strategy by:

•                  Aggregating customer lists and electronic networks;

•                  Enhancing digital delivery and order management systems; and,

•                  Expanding business intelligence products.”

DG Systems’ fourth quarter EBITDA (earnings before interest, taxes, impairment, restructuring, depreciation and amortization) of $2.7 million reflects the benefit of operational efficiencies related to the integration of acquired businesses.  In the fourth quarter of 2005, the Company incurred approximately $0.2 million of duplicative satellite costs.

Interest expense for the 2005 fourth quarter was $1.3 million, inclusive of $0.7 million of deferred loan fees expensed during the period related to the recent senior credit facility refinancing, and higher borrowings related to acquisitions.  Interest expense for the 2004 fourth quarter was $0.4 million.

Net loss for the 2005 fourth quarter was $1.1 million, or ($0.02) per share compared to a net loss of $0.2 million, or ($0.00) per share, in the fourth quarter of 2004.

DG Systems completed 2005 with net debt of $22.6 million and total debt of $24.5 million.  Cash, cash equivalents and short-term investments on December 31, 2005 were $1.9 million.

DG recently refinanced its existing senior credit facility indebtedness of $17 million and executed a commitment letter to refinance the debt to be assumed in the proposed merger with FastChannel.

Business Summary

Mr. Ginsburg added, “The year 2005 was a period during which we successfully changed DG’s business model.  In addition to the Media DVX acquisition and agreement to merge with FastChannel, in 2005 we also completed several unique service upgrades and enhancements to distinguish our network as the only end-to-end media intelligence and delivery solution available in the marketplace.  These include launching DGConnect™, our new online order management system for advertisers and ad agencies, marketing and beginning the integration of ConfirMedia’s airplay verification and advertising campaign reconciliation service, completing the Universal Deployment initiative of placing the enhanced DG Spot Box at over 3,800 television, cable and network destinations, and significantly expanding our satellite capacity ahead of the advertising industry’s pending transition to HDTV.

“DG concluded fiscal 2005 with a healthy fourth quarter performance that was driven by the continued ramp up of business from several new customer acquisitions and the ongoing shift in the Company’s revenue mix toward a higher percentage of electronic deliveries which allow for operating and cost synergies and higher EBITDA margins.  On the cost side, the fourth quarter reflected the benefits of integration activities carried out throughout 2005 as we reduced operating expenses by 14% on a year-over-year basis and 3% on a quarterly sequential basis.  As a result, fourth quarter EBITDA of $2.7 million, inclusive of $0.2 million of duplicative satellite costs, nearly tripled over third quarter 2005 levels.”

Business Outlook

Mr. Ginsburg concluded, “Revenue in 2006 will be driven by an expanded sales and marketing effort, DG and FastChannel broadcast intelligence tools, and contributions from DG’s and FastChannel’s digital delivery platforms.

“We have reduced our operating expenses both on a year-over-year and quarterly sequential basis.  We expect to realize approximately $3 million in annual savings in 2006 related to the integrations and facility consolidations achieved in 2005.  With respect to additional synergies related to our pending merger with FastChannel, the Company believes that since operating expenses are largely fixed costs, that incremental revenue will generate higher operating margins.  As such, upon completion of the proposed merger with FastChannel, we expect to achieve approximately $6 million to $9 million in operational synergies during the first year of operation through the integration of each company’s management, operations, products and facilities and the elimination of duplicative offices, equipment and resources.

“Our strategy remains focused on creating a robust digital network that allows advertisers to reach every relevant media outlet in the U.S. and offering our expanded suite of business intelligence products to the advertising/broadcasting sector.”

Non-GAAP Reconciliation

EBITDA is defined as earnings before interest, taxes, impairment, restructuring, depreciation and amortization.  Although EBITDA and Adjusted EBITDA are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes they may be useful to an investor in evaluating its performance.  However, investors should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.  In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of the EBITDA figures included herein can be made by deducting operating expenses, excluding impairment, restructuring, depreciation and amortization from the Company’s revenues (please refer to the reconciliation table at the end of this press release).

Adjusted Net Income is defined as net income plus the 2005 impact of acquisitions and transition costs, loan fee write-off and restructuring costs related to acquisitions and non-cash and non-recurring charges related to the network equipment, StarGuide goodwill impairment, and the reversal of the deferred tax asset valuation allowance.  The Company believes it to be useful to an investor in evaluating the performance of the Company to report adjusted net income, which excludes the impact of the non-recurring charges.

Fourth Quarter 2005 Financial Results Web Cast

The Company’s fourth quarter conference call will be broadcast live on the Internet at 11:00 A.M. EST today, February 17, 2006.  The Web cast is open to the general public and all interested parties may access the live Web cast on the Internet through the Investor Relations section of the Company’s Web site at www.dgsystems.com.  Please allow 15 minutes to register and download or install any necessary software.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services.  These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG Systems’ business is set forth in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

About DG Systems, Inc.

DG Systems and its StarGuide and SourceTV divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools.  DG Systems’ extensive digital network reaches more than 5,000 advertisers and agencies, nearly 3,800 television, cable, and network broadcast destinations and over 10,000 radio stations with innovative delivery and management solutions for short-and long-form audio and video content.  DG Systems is based in Irving, Texas, with offices located in New York City, Detroit, Los Angeles, Chicago, Boca Raton and Louisville. More information can be found on the Company’s Web site at www.dgsystems.com.

In December, 2005, DG entered into a definitive agreement to merge with FastChannel Network, Inc., which, subject to approvals, is expected to close in the second quarter of 2006.

(Financial Tables Follow)

Digital Generation Systems, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues	$14,384	$18,481	$58,352	$62,366

Operating expenses, excluding depreciation and amortization	11,674	13,638	48,914	47,293

EBITDA(1)	2,710	4,843	9,438	15,073

Depreciation & amortization	2,061	1,535	6,791	5,797

Restructuring charge (2)	80	—	435	—

Impairment charge (2)	655	9,131	655	9,131

Operating income (loss)	$(86)	$(5,823)	$(1,557)	$145

Interest expense and other, net	1,290	392	2,990	1,284

(Loss) before income taxes	(1,376)	(6,215)	(1,433)	(1,139)

Benefit for income taxes (2)	(228)	(5,970)	(217)	(4,343)

Net income (loss) (2)	$(1,148)	$(245)	$(1,216)	$3,204

Basic net income (loss) per common share	$(0.02)	$(0.00)	$(0.02)	$0.04

Diluted net income (loss) per common share	$(0.02)	$(0.00)	$(0.02)	$0.04

Weighted average outstanding shares – Basic	74,215	73,094	73,779	72,768

Weighted average outstanding shares – Diluted	74,215	73,094	73,779	73,302

(1)          EBITDA is earnings before interest, taxes, impairment, restructuring, depreciation and amortization. In the twelve months ended December 31, 2005 DG Systems recorded $1.1 million of non-recurring items related to acquisition and transition costs. Excluding the effect of these items for the twelve months ended December 31,2005, DG Systems would have reported adjusted EBITDA of approximately $10.6 million.  The first quarter 2005 results include a one-time $0.5 million reduction of operating expenses related to the re-negotiation of an existing service agreement.

(2)          In the twelve months ended December 31, 2005, DG Systems recorded four charges that reduced net income by $2.5 million. In the twelve months ended December 31, 2004, DG Systems recorded three charges totaling $2.4 million that reduced net income.  The following table summarizes the effect of these changes.

Digital Generation Systems, Inc.

Reconciliation of Adjustments to Fourth Quarter and Full Year 2005 and 2004 Results

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net (loss) income	$(1,148)	$(245)	$(1,216)	$3,204
Add back:

Acquisition and other transition costs(1)	154	—	828	—
Restructuring costs (2)	55	—	313	—
Loan fee write-off (3)	467	—	684	—
DG network equipment impairment (4)	—	1,048	—	1,048
StarGuide goodwill impairment (5)	655	8,083	655	8,083
Deferred tax asset allowance reversal (6)	—	(6,724)	—	(6,724)
Adjusted Net Income	183	2,162	1,264	5,611

Reported EBITDA	$2,710	$4,843	$9,438	$15,073
Add back Non-Recurring Items:
Acquisitions and other transition costs	225	—	1,149	—

Adjusted EBITDA	$2,935	$4,843	$10,587	$15,073

Footnotes:

(1)

Includes transition costs related to the relocation of the Media DVX operations to DG’s Dallas facility, the elimination of approximately 25 Media DVX contract employees and the integration of the New York and Los Angeles facilities.

(2)	Restructuring costs are related to acquisitions completed in the last twelve months.
(3)	As a result of the Company’s debt refinancing, approximately $0.9 million of deferred loan fees were written off, which were recorded as additional interest expense for the period.
(4)

Network equipment impairment related to the write off of the first generation DVPS serves located in TV stations and cable network/systems, resulting from the Company’s network upgrade and related deployment of the New DGSpot Box.

(5)

Goodwill impairment related to the annual assessment performed by the Company whereby it determined the fair value of the StarGuide division was less than the carrying value of the StarGuide investment.

(6)

Deferred tax asset valuation allowance reversal relates to the Company’s determination that it is more likely than not that DG will utilize its deferred tax assets and therefore not require a full valuation allowance on its deferred tax assets.

All amounts above are shown net of taxes

(Balance Sheet Follows)

Digital Generation Systems, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	December 31, 2005	December 31, 2004
Cash	$1,886	$8,059
Accounts receivable	10,720	12,559
Inventories	1,548	1,475
Property and equipment	11,641	12,453
Investment in Verance Corporation	4,758	—
Goodwill	43,736	34,974
Deferred tax assets	18,221	17,973
Other	21,699	20,024
TOTAL ASSETS	$114,209	$107,517

Accounts payable and accrued liabilities	8,406	6,998
Deferred revenue	1,187	2,694
Debt and capital leases	24,532	18,393
TOTAL LIABILITIES	34,125	28,085
TOTAL STOCKHOLDERS’ EQUITY	80,084	79,432
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$114,209	$107,517

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